EXHIBIT 99.1
QUESTCOR PHARMACEUTICALS, INCORPORATED
Moderator: James Fares
August 11, 2005
10:00 am CT

Operator:	Good morning. My name is Miles and I will be your conference facilitator. At this time I would like to welcome everyone to the Questcor Second Quarter Earnings Conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star and the number two on your telephone keypad.

During this conference call, except for the disclosed —excuse me — except for the disclosed historical information, the officers of Questcor Pharmaceuticals Incorporated may make forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein.

Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products,

Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from the independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis, if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing, and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products, and if acquired, to market them successfully, as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

During this conference call the officers of Questcor will be referring to certain to non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to financial measures calculated and presented in accordance with GAAP can be found in the Company’s 2005 second quarter earnings press released dated August 11, 2005, which is posted on the Company’s website at www.questcor.com under the heading Latest News.

At this time I would like to introduce Mr. Jim Fares, President and CEO of Questcor Pharmaceuticals. Sir, you may proceed.

Jim Fares:	Good morning, everyone. This is Jim Fares, President and Chief Executive Officer of Questcor Pharmaceuticals. Thank you for joining us on our conference call for the second quarter of 2005. With me today are Steve Cartt, Questcor’s Executive Vice President for Commercial Development, Dr.

Reinhard Koenig, Vice President of Clinical and Product Development, and Dave Medeiros, Vice President of Manufacturing.

On this morning’s call we will discuss Questcor’s financial results for the second quarter of 2005 as compared with the second quarter of 2004, revenue and expense trends for the second quarter of 2005 as compared with the second quarter of 2004, and a brief outlook for the remainder of 2005. Then we will open up the call for your questions.

Net income for the second quarter of 2005 was $179,000 compared with a net loss of $247,000 in the second quarter of 2004. Net income was higher due to lower amortization expense and higher net product sales. Net income applicable to common shareholders for the second quarter of 2005 was $11,000, which compared to a net loss applicable to common shareholders of $415,000 in the second quarter of 2004.

Operating expenses in the second quarter of 2005 were stable as compared to second quarter of 2004. Lower spending on sales and marketing programs and lower payroll-related costs due to reductions in head count were offset by increased spending on routine stability testing for H.P. Acthar Gel and for other outside services.

Total revenue for the second quarter of 2005 was $4, 290,000, an increase of 5% from total revenue of $4,090,000 in the second quarter of 2004. Increased net product sales of H.P. Acthar Gel, offset in part by lower net sales of Nascobal, contributed to higher net product sales and total revenue in the second quarter of 2005 as compared with the second quarter of 2004.

Strong net product sales of Acthar and lower operating costs contributed to Questcor achieving net income before dividends and non-cash deemed dividend related to the Series B preferred stock for the first six months of 2005. In addition, we reported positive EBITDA for each of the first two quarters of 2005. We have provided a reconciliation of EBITDA to net income, which is the most directly comparable GAAP measure, in our earnings press release that was issued earlier today, which can be found on our website at www.questcor.com.

We also ended the quarter with a cash position of $4.4 million and we were able to improve our capital structure by retiring all of our convertible debentures in cash in April 2005. This reduction in debt allowed us to avoid dilution to our shareholders.

As most of you know, our four principal products are Acthar, Nascobal, Ethamolin, and Glofil. Second quarter 2005 net product sales of Acthar increased 71% as compared with the second quarter of 2004. This significant year over year increase in sales for Acthar is amplified due to low sales in the second quarter for 2004.

Net product sales of Nascobal in the second quarter of 2005 decreased by 23%, as compared with second quarter of 2004. We believe this to be primarily a result of reduction in inventories held by our wholesalers.

Ethamolin sales increased 26% in the second quarter of 2005 as compared with the second quarter of 2004. Ethamolin continues to exhibit steady prescriptions and reflects price increases taken earlier in the year.

During the first six months of the year Questcor initiated a number of cost reductions. Our recent change in focus has allowed us to concentrate our sales and marketing resources in one therapeutic area. This has resulted in reduced sales and marketing expense. Overall operating expenses were reduced by approximately $650,000, or 7%, as compared to the same period one year ago. These reductions in sales and marketing, lower payroll-related costs, and lower Acthar site transfer expenses were partially offset by increased spending on routine stability testing on Acthar and severance-related costs incurred in the first quarter of 2005.

In the second half of 2005 we will continue to focus our sales and marketing efforts on the promotion of Acthar as part of our new therapeutic focus on products that treat central nervous system diseases and disorders. This will enable us to concentrate our efforts like a true specialty pharmaceutical company. We will be able to call on a limited segment of physicians, neurologists, with greater frequency and put effective resources behind our products.

We expect our focus on Acthar in neurology, particularly with neurologists who treat multiple sclerosis, to have a positive impact on sales. We will also focus our efforts on creating awareness of Acthar with physicians who have not prescribed the product recently but were previous prescribers.

We will also focus our resources on acquiring, licensing, and developing products for CNS disorders. Our initiation of these efforts for CNS products will fit our capital structure and we intend to avoid dilution to our shareholders. We intend to fund these activities with proceeds from the divestiture of non-core assets and existing cash flow. There are select development opportunities, product acquisitions, and potential licensing deals that would fit these criteria.

We also intend to continue controlling operating expenses. We will accomplish this by effectively targeting marketing programs and expenses within neurology. By focusing on one specialty area we can limit dollars spent but spend these dollars more effectively. We will also continue to closely monitor all G&A expenses. We expect these changes to allow us to implement our business strategy of developing and commercializing CNS products. With that we will open up the call to questions. Operator?

Operator:	Ladies and gentlemen, if you would like to ask a question at this time please press star and the number one on your telephone keypad. Star one if you have a question at this time. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Tyson Halsey with Halsey Advisory.

Tyson Halsey:	Congratulations on a good quarter gentlemen. My question has to do with the future prospects, which you can’t speak about, but can you talk a little more about what appears to be 71% growth in Acthar. And as you now seem to have implemented a new specialty pharma business plan, you know, how you think the future tracking is going to be with Acthar. Do you think it’s a — something sustainable at the 70% level or do you expect it to moderate closer to 20%? And can you just give us some feedback on that? And also address stability and testing — you mentioned there were some expenses there. Give us an idea of how much those have been.

Jim Fares:	Sure, Tyson. Let me start first with your question on Acthar. In terms of the growth year over year on Acthar, one of the points I mentioned was that Acthar, while it is growing, it was a bit of an anomaly in terms of the year over year comparison. In 2004 — the second quarter of 2004 — the sales for the product were rather low and that was due to there being a buildup in inventories at the wholesaler level. And so the wholesalers did not order a lot of product during that given quarter. So the comparison is a little skewed.

But as we go forward — in regard to your question about growth for Acthar — because we have put our resources solely on Acthar at this time and are promoting the product within the CNS space we do anticipate seeing continued growth and we’re very confident in the prospects of Acthar and its growth going forward.

Your question regarding stability testing — I assume you’re asking if that’s been completed. And we have completed our Acthar site manufacturer transfer. We are working on the transfer of a potency assay still and we expect to have that completed sometime in the next year to year and a half. And we will update investors as we more forward with that.

Tyson Halsey:	Well, since you’re familiar better with what the inventory fluctuation was, if you were to estimate what kind of potential there is — not necessarily what you’ll necessarily gain — could — would you describe Acthar potential growth XE inventory adjustment in the 35 or would it be more like the 20% growth?

And could you also describe the number of neurologists who have — out of the number of neurologists that exist in the United States — I don’t know how many there are — how many have used Acthar? How many of those have you already marketed to? How many haven’t you marketed to? And how many have never used it that you intend to market to?

Jim Fares:	Tyson, well, let me give you a little background. Acthar is a product that’s used primarily in neurology in two segments. One segment is with the MS specialist. And we do feel that there is a tremendous amount of opportunity with the MS prescribing neurologist. And I can tell you that at this point we see there is tremendous opportunity for growth in this segment because the product has very little awareness with this group, has historically had low usage because there has really been no promotion in this area. So we anticipate this will be one of the growth drivers within the neurology segment.

The second segment is the child neurologist who used Acthar for a condition called West Syndrome or Infantile Spasm. And you have some of the same factors working in there in that there hasn’t been a lot of awareness in this arena for the product over the last several years. But we do anticipate that physicians, as Acthar’s name gets out there and there’s more recognition, that we will see additional growth with that segment. Did that answer your question, Tyson?

Tyson Halsey:	That helped a lot. Thank you.

Jim Fares:	Great.

Operator:	Once again, ladies and gentlemen, if you would like to ask a question at this time, feel free to press star and the number one on your touchtone telephone keypad. Star one if you would like to ask a question at this time. Your next question comes from the line of Olof Hellen with — who is a private investor.

Olof Hellen:	Hello Jim. Again your responses lead me to some question as to the prospect for Nascobal, which I assume from your strategy you would like to sell actually. But in the meantime what is the plan for maintaining the market for Nascobal? And I assume that’s important not only for revenues but for its ultimate value.

Jim Fares:	Olof, that’s a very good question. As you know Nascobal is a very tremendous product within the medical community. And as we’ve discussed previously Nascobal — unfortunately for a company of Questcor’s size — is difficult for us to focus in that area, which is gastroenterology, and also have us focus in neurology.

So earlier in the year we made a concentrated decision — or a very focused decision — to move our resources into one area. And we did choose the neurology segment. Now with that being said, Nascobal continues to be a very good contributor to the company. In terms of its — maintaining it, it has been a very steady performer and it has only had very slight declines in prescriptions even though there has not been adequate promotion behind it.

So we think it would be a very attractive product for a company that could put the resources behind this product and take it directly to the gastroenterology community and to other market segments.

Olof Hellen:	Okay, thank you.

Jim Fares:	Thank you, Olof.

Operator:	Your next question comes from the line of Bob Bushnell, who is also a private investor. Bob, your line is open.

Bob Bushnell:	Yes, I have a question. How many of your employees do you have presently contacting the neurologist? And what — and how have they been received and do you plan to accelerate this?

Jim Fares:	Bob very good question. And I’ll go back to our strategic focus change. We are now exclusively calling on neurologists. So our field and our sales and marketing organization is calling on neurologists exclusively. So the entire group is calling on them.

They have been received very well and we are beginning to see a lot of doors opening for our sales people. The message of Acthar within this community is also being rapidly accepted. We do hope to see some very positive results and we’re very confident that Acthar will do well with both the market segments that I mentioned earlier — both the MS specialist and some of the child neurologists.

So we’re very confident in the prospects. And in regard to future growth, as we are able to sustain the growth and accelerate the growth in Acthar we will continue to look at whether or not we need to add additional bodies to get additional growth in the product.

Bob Bushnell:	You had — I think you had mentioned before too that you had changed — there’s a facility I think in Nova Scotia, Canada is now manufacturing. Is that in place and are they manufacturing for you now?

Jim Fares:	Bob, I’ve got our head of manufacturing here — Dave Medeiros — and he can answer that question for you.

Dave Medeiros:	Yes, good morning. We transferred the Acthar API manufacturing process to a company on Prince Edward Island in Canada, and we’ve announced that that was approved by the FDA in June of this year.

Bob Bushnell:	And are they in operation now?

Dave Medeiros:	They have produced one lot of API. We have not started to use that API to produce final Acthar gel product but our plan is to do that in the fourth quarter of this year or the first quarter of next year.

Bob Bushnell:	Thank you.

Dave Medeiros:	You’re welcome.

Operator:	And at this time I have no further questions. Mr. Fares, are there any closing remarks?

Jim Fares:	I just wanted to thank everyone. And we’ll look forward to talking to everyone in the future. Thank you.

Operator:	Ladies and gentlemen, we do appreciate your joining us today. This does conclude our Questcor Second Quarter Earnings conference call. You may now disconnect.
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